Exhibit 99.1

[KNBT Bancorp, Inc. Letterhead]


NEWS RELEASE                    Release Date:  February 28, 2005 at 7:00am EST



        KNBT BANCORP, INC. TO PURCHASE CARUSO BENEFITS GROUP, INC.
                         ________________________


Lehigh Valley, PA (February 28, 2005) - KNBT Bancorp, Inc. (NASDAQ/NMS:KNBT) the holding company for Keystone Nazareth Bank & Trust Company (the "Bank"), announced today the purchase of Caruso Benefits Group, Inc. (the "Company"), a benefits management firm based in Bethlehem, Pennsylvania.

Caruso Benefits Group, Inc. specializes in benefits management with an emphasis on group medical, life, and disability. The Company's three divisions include MJ Caruso & Associates, Independent Business Association, and The Benefits Firm. Founded in 1971, by Michael J. Caruso, CLU, ChFC, the Company services clientele ranging from individual entrepreneurs to organizations with several thousand employees, primarily in the Eastern Pennsylvania region.

Scott V. Fainor, President & Chief Executive Officer of KNBT, stated "this acquisition is a strategic initiative that enhances KNBT's financial services by providing quality-based and cost-effective group benefit solutions. Caruso Benefits Group, Inc. is a knowledgeable, service-oriented organization with a reputation for reliability that is renowned. Bringing their benefits management expertise together with KNBT is a tremendous opportunity that broadens the array of services that we can provide to support the well-being of our corporate and small business customers and their employees."

Under the terms of the definitive agreement, KNBT Bancorp, Inc. will acquire all of the capital stock of the Caruso Benefits Group, Inc. for a purchase price of $28 million in cash, $20 million of which is payable at closing and $8 million of which is payable over a three year period, subject to the Company maintaining certain levels of profitability. The transaction is expected to be accretive to KNBT Bancorp, Inc. in the year of acquisition.

"All of us at Caruso Benefits Group, Inc. are excited about the opportunity to join forces with a strong and reputable financial services company that shares a common mission: a commitment to superior service, a strong foundation of experience, and a reputation for reliability," stated Michael J. Caruso, President of Caruso Benefits Group, Inc. Mr. Caruso, who will be retained and continue to serve as the President of the Company, went on to state, "We are equally enthused about the potential to expand our client base, in both the retail and wholesale markets, as a result of our association with KNBT. This partnership will enhance our continued growth, while supporting the quality of comprehensive benefit planning and dedicated service that our clients and brokers have come to rely upon for over three decades."

Upon completion of the transaction, the Company will operate as Caruso Benefits Group, Inc., a wholly owned subsidiary of the Bank. The acquisition is subject to customary conditions, including receipt of all required regulatory approvals, which is expected to close in the second quarter of 2005.



About KNBT Bancorp, Inc.
KNBT Bancorp, Inc. is the parent bank holding company for Keystone Nazareth Bank & Trust Company. Keystone Nazareth Bank & Trust Company is a Pennsylvania chartered savings bank headquartered in Bethlehem, Pennsylvania with 41 branch offices in Lehigh, Northampton, Carbon and Monroe Counties, Pennsylvania.


Website:  www.knbt.com


Contacts:


Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

Eugene Sobol, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000


"Safe Harbor" Statement Under Private Securities Litigation Reform Act of 1995. The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT's management's intentions, plans, beliefs, expectations or opinions or with respect to the acquisition of the Caruso Benefits Group, Inc. ("Caruso") and the pending acquisition of Northeast Pennsylvania Financial Corp. ("NEPF"). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of KNBT and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) economic and competitive conditions which could affect the volume of loan originations, deposit flows and real estate values;
(2) the levels of non-interest income and expense and the amount of loan losses;
(3) estimated cost savings from the acquisition of NEPF cannot be fully realized within the expected time frame; (4) revenues following the acquisitions of Caruso and NEPF are lower than expected; (5) competitive pressure among depository institutions increases significantly; (6) costs or difficulties related to the integration of the businesses of KNBT, NEPF and Caruso are greater than expected; (7) changes in the interest rate environment may reduce interest margins; (8) general economic conditions, either nationally or in the markets in which KNBT is or will be doing business, are less favorable than expected; (9) legislation or changes in regulatory requirements adversely affect the business in which KNBT would be engaged; (10) regulatory approvals to acquire Caruso and/or NEPF are not obtained; or (11) factors which result in a condition to the acquisition of Caruso and/or NEPF not being met as well as other factors discussed in the documents filed by KNBT with the Securities and Exchange Commission ("SEC") from time to time. Copies of these documents may be obtained from KNBT upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. KNBT undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.





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